UNANIMOUS WRITTEN CONSENT

OF THE SOLE DIRECTOR OF

PREMIER PRODUCTS GROUP, INC.

NOVEMBER 25, 2018

In conformity with the applicable laws of the State of Delaware, the undersigned, being the sole director of Premier Products Group, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), hereby consents to and adopts the following resolutions and takes the following actions with the same force and effect as if such resolutions had been duly adopted and such actions duly taken at a meeting of the board of directors of the Company (the “Board”) duly called and convened for such purpose on the date first set forth above, with a full quorum present and acting throughout.

WHEREAS, the Board has determined it is in the best interests of the Company to appoint two additional directors to the Board, Mr. Jimmy Lee and Mr. Yun Bai, in anticipation of changes to the business;

WHEREAS, the Board has determined it is in the best interests of the Company to amend the Company’s Bylaws to require unanimous written consent of the board for all actions, unless accompanied by majority shareholder consent;

NOW, THEREFORE, IT IS HEREBY RESOLVED, that, the terms and conditions of the transactions set forth therein be, and hereby are, authorized; and be it further

RESOLVED, that, the Board hereby appoints and approves Mr. Jimmy Lee to the Board of Directors effective immediately; and be it further

RESOLVED, that, the Board hereby appoints and approves Mr. Yun Bai to the Board of Directors effective immediately; and be it further

RESOLVED, that, the Board hereby approves the amendment to the Company’s Bylaws under which a unanimous written consent of the Board is required for all corporate actions, unless accompanied by majority shareholder consent; and it be further

RESOLVED, and reaffirmed that the officers of the Company be, and each of them hereby is, authorized and directed to make all arrangements, to do and perform all such acts and things and to execute and deliver or file, in the name and on behalf of the Company, all such instruments, reports, notices, consents, waivers, certificates and other documents, as they may deem necessary or appropriate to effectuate the foregoing resolutions or otherwise in connection with the transaction described in or contemplated herein (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or by the execution of such instruments, reports and documents); and be it further

RESOLVED, that any action taken by any director, officer, employee or agent of the Company on or prior to the date hereof in furtherance of any of the foregoing matters be, and each such action hereby is, approved, ratified and confirmed in all respects as the action and deed of the Company; and be it further

RESOLVED, that this unanimous written consent of the Board shall be filed with the minutes of meetings of the Board and shall be treated for all purposes as action taken at a meeting.

IN WITNESS HEREOF, the undersigned has executed this written consent of the Board as of the date first above written.

SOLE DIRECTOR

/s/ Clifford Pope___________________

Clifford Pope